CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-136985) pertaining to the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan,

(2)	Registration Statement (Form S-8 No. 333-108161) pertaining to the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan,

(3)	Registration Statement (Form S-8 No. 333-159430) pertaining to the Farm Bureau 401(k) Savings Plan,

(4)	Registration Statement (Form S-8 No. 333-169033) pertaining to the FBL Financial Group, Inc. Director Compensation Plan,

(5)	Registration Statement (Form S-3 No. 333-159429) pertaining to the FBL Share Direct and Direct Equity (Waiver Discount) Plan,

(6)	Registration Statement (Form S-8 No. 333-125227) pertaining to the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan,

(7)	Registration Statement (Form S-4 No. 333-141949) pertaining to the registration of $100,000,000, 5.875% Senior Notes due 2017,

(8)	Registration Statement (Form S-4 No. 333-115197) pertaining to the registration of $75,000,000, 5.85% Senior Notes due 2014, and

(9)
Registration Statement (Form S-3 No. 333-161588) pertaining to registration of $250,000,000 of its senior debt securities, subordinated debt securities, class A common stock, preferred stock available in series, options, debt warrants, equity warrants, other warrants, depository shares, trust preferred securities and guarantees, stock purchase contracts and stock purchase units;

 of our reports dated February 16, 2012, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc., included in this Annual Report (Form 10-K) of FBL Financial Group, Inc. for the year ended December 31, 2011.

Des Moines, Iowa
February 16, 2012